Exhibit 10- 61

ADDENDUM TO BUSINESS FINANCING AGREEMENT AND
AGREEMENT FOR WHOLESALE FINANCING

This Addendum is made to (i) that certain Business Financing Agreement executed on the 25th day of June, 2004, between En Pointe Technologies Sales, Inc. and En Pointe Gov, Inc.   (individually, collectively and jointly and severally "Dealer") and GE Commercial Distribution Finance Corporation ("CDF"), as amended ("BFA") and (ii) that certain Agreement for Wholesale Financing between Dealer and CDF dated June 25, 2004 as amended ("AWF").

FOR VALUE RECEIVED, CDF and Dealer agree that the following paragraph is incorporated into the AWF and BFA as if fully and originally set forth therein (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

1.	Section 2.1 of the BFA is hereby amended in its entirety to read as follows:

"2.1  Accounts Receivable Facility.  Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Forty Five Million Dollars ($45,000,000.00); provided, however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer's inventory floorplan credit facility with CDF exceed, in the aggregate, Forty Five Million Dollars ($45,000,000.00).  CDF's decision to advance funds will not be binding until the funds are actually advanced."

In addition, subject to the terms of the AWF, CDF agrees to provide to Dealer an inventory floorplan credit facility of Forty Five Million Dollars ($45,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's Accounts Receivable Facility exceed, in the aggregate, Forty Five Million Dollars ($45,000,000.00).  CDF's decision to advance funds will not be binding until the funds are actually advanced.

2.	Section 5.2(d) of the BFA is hereby amended by deleting it in its entirety and replacing it with the following:

“(d) acquired the assets or ownership interest of any other Entity in excess of Three Million Dollars ($3,000,000.00), so long as, both before and after giving effect to same, Dealer is not and would not be in default under this Agreement or the Other Agreements or with respect to the CDF Obligations, whether as a result of same or otherwise.”

3.            Section 7.1 of the BFA is hereby amended to read as follows

“7.1
Termination.  This Agreement will continue in full force and effect (except that it may be terminated by either party upon sixty (60) days written notice to the other party or immediately by CDF in the exercise of its rights and remedies upon Default by Dealer) for a period of three (3) years from August 1, 2007 and for successive one (1) year periods thereafter, subject to termination at the end of any such period on at least sixty (60) days prior written notice by either party to the other party.  If such notice of termination is given by Dealer to CDF, such notice will be ineffective unless Dealer pays to CDF all Obligations on or before the termination date.  Any termination of this Agreement by Dealer or CDF will have the effect of accelerating the maturity of all Obligations not then otherwise due, thereby making all of the Obligations immediately due and payable on the effective date of termination, and will be without any additional penalty or premium of any kind.

7.1.1
Effect of Termination. Dealer will remain obligated to CDF for CDF's advances or commitments made before the effective termination date of this Agreement.  CDF will retain all of its rights, interests and remedies hereunder until Dealer has paid CDF in full.  All waivers, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.”

4.	As of the date of execution of this Amendment, all prior financial convenants as previously set forth are hereby deleted in their entirety and restated to read as follows:

“En Pointe Technologies, Inc., Guarantor of Dealer’s obligations to CDF under a Collateralized Guaranty dated June 25, 2004 (“Guarantor”), will maintain, as of the last day of each calendar quarter set forth below:

(a)	a Tangible Net Worth and Subordinated Debt in the combined amount of not less than the amount shown below:

Quarter-end                                                                                     Amount
 June 30, 2007 and each quarter-end thereafter         $12,750,000

(b)	a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than the amount shown below:

Quarter-end                                                                                     Ratio Amount
 June 30, 2007                                                                                     5.0:1
 September 30, 2007 and each quarter-end thereafter      4.75:1.0

(c)  Dealer covenants that the ratio of Guarantor's Total Funded Indebtedness, calculated as of the last day of each fiscal quarter, commencing with the fiscal quarter ending on June 30, 2007, to EBITDA, calculated as of the last day of each such fiscal quarter, for the preceding four fiscal quarters then ended, shall be no more than three to one (3.00:1.00).

For purposes of this paragraph:  (i) 'Tangible Net Worth' means the book value of  Guarantor's assets less liabilities, excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF's sole discretion; (iii) 'Debt' means all of  Guarantor's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which  Guarantor has pledged assets to secure performance, whether or not direct recourse liability has been assumed by  Guarantor; (iv) 'Subordinated Debt' means all of  Guarantor's Debt which is subordinated to the payment of  Guarantor's liabilities to CDF by an agreement in form and substance satisfactory to CDF; (v) 'Current Tangible Assets' means  Guarantor's current assets less, to the extent otherwise included therein, all Intangibles  (vi) ‘Funded Debt’ means,  the sum of the following, without duplication (1) Dealer's outstanding principal and interest indebtedness to CDF excluding the principal outstanding under Dealer's inventory floorplan credit facility and,  (2) Guarantor's aggregate outstanding principal balance of all other indebtedness for borrowed money, including, without limitation, the amount which would have been the aggregage cost of all property leased pursuant to a capital lease if such property would have been purchased rather than leased,  but, excluding, (3) Subordinated Debt, and (4) that portion of the outstanding principal balance of Guarantor's Pakistan affiliates' indebtedness for borrowed money up to the amount of such affiliates' interest bearing assets and (vii) ‘EBITDA’ means,   net operating income plus depreciation and amortization plus other income as reflected on Guarantor's quarterly consolidated financial statements that have been prepared according to GAAP (“GAAP”)
All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied.  All amounts, if applicable, shall be calculated on a consolidated basis (“GAAP”).

Dealer waives notice of CDF’s acceptance of this Addendum.

All other terms and provision of the BFA and AWF, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have both read this Addendum to the BFA and AWF, understand all the terms and provisions hereof, and agree to be bound thereby and subject thereto as of this 25th  day of July , 2007.

ATTEST: EN POINTE TECHNOLOGIES SALES, INC.

/s/Robert A. Mercer	By:	/s/Attiazaz Din	Date: July 30, 2007
Robert A. Mercer,		Attiazaz “Bob” Din
Secretary		Chief Executive Officer

ATTEST: EN POINTE GOV, INC.

/s/Robert A. Mercer	By :	/s/Attiazaz Din	Date: July 30, 2007
Robert A. Mercer,		Attiazaz “Bob” Din
Secretary		Chief Executive Officer

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ David J. Lynch	Date: July 30, 2007
Name David J. Lynch
Vice President of Operations

ACKNOWLEDGEMENT BY GUARANTOR:

EN POINTE TECHNOLOGIES, INC

By:	/s/ Attiazaz Din	Date: July 30, 2007
Attiazaz “Bob” Din
President